EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Martin S. Hughes
Redwood Trust, Inc.	(415) 389-7373
Thursday, November 2, 2006

REDWOOD TRUST REPORTS THIRD QUARTER 2006 RESULTS

MILL VALLEY, Calif. - November 2, 2006 - Redwood Trust, Inc. (NYSE:RWT) today reported GAAP earnings of $32 million ($1.22 per share) for the third quarter of 2006 and $92 million ($3.51 per share) for the first nine months of 2006.

Redwood’s GAAP earnings of $1.22 per share for the third quarter increased from $1.20 per share earned in the prior quarter but decreased from earnings of $2.21 per share for the third quarter of 2005.

GAAP book value per share rose from $39.13 to $40.02 during the third quarter of 2006.

Doug Hansen, Redwood’s President, said: “This was another good quarter for Redwood Trust, primarily because credit performance for our residential and commercial real estate assets continues to be excellent.”

Net interest income for the third quarter of 2006 was $49 million, an increase over net interest income of $45 million for the prior quarter and $48 million for the third quarter of 2005. Residential credit-enhancement securities are generating higher GAAP yields due to strong credit performance and rapid prepayment rates.

Income gains from asset sales, calls, and valuation adjustments were $0.4 million for the third quarter of 2006, a substantial decrease from $6 million in the prior quarter and $25 million in the third quarter of 2005. Many of Redwood’s assets continue to appreciate in market value, but for income statement purposes we realized fewer of these gains in this period than in prior periods.

Operating expenses were $13.4 million for the third quarter of 2006, a decrease from $16.0 million for the prior quarter (because due diligence expenses declined) and an increase from $12.3 million for the third quarter of 2005.

Additional Information
Additional information on Redwood's GAAP results for the three and nine months ended September 30, 2006 is available in our Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission. Today we also released the "Redwood Review," covering the third quarter of 2006. The Redwood Review contains a discussion of third quarter activity, taxable income and other non-GAAP performance measures, and a review of Redwood's business and outlook. Redwood's 10-Q, and the Redwood Review are available on our website (www.redwoodtrust.com).

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words "anticipated," "estimated," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our 2005 Annual Report on Form 10-K under Item 1A "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned in, discussed in, or incorporated by reference into this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC. (All dollars in millions, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2006	2006	2006	2005	2005

Interest Income	$223.7	$218.2	$225.9	$231.1	$244.6
Interest Expense	(174.7)	(173.5)	(180.7)	(189.6)	(196.6)
Net Interest Income	49.0	44.7	45.2	41.5	48.0

Operating Expenses	(13.4)	(16.0)	(12.6)	(12.8)	(12.3)
Net Recognized Gains (Losses) and Valuation Adjustments	0.4	6.0	(1.9)	17.9	24.9
Provision For Income Taxes	(3.6)	(3.3)	(2.7)	(4.1)	(4.7)
GAAP Earnings	$32.4	$31.4	$28.0	$42.5	$55.9

Average Diluted Shares (thousands)	26,625	26,109	25,703	25,311	25,314
GAAP Earnings per Share (diluted)	$1.22	$1.20	$1.09	$1.68	$2.21

Regular Dividends per Share	$0.70	$0.70	$0.70	$0.70	$0.70
Special Dividends per Share	0.00	0.00	0.00	3.00	0.00
Total Dividends per Share	$0.70	$0.70	$0.70	$3.70	$0.70

REDWOOD TRUST, INC. (All dollars in millions, except per share data)

CONSOLIDATED INCOME STATEMENT

	Nine Months 2006	Nine Months 2005
Interest Income	$667.8	$731.1
Interest Expense	(528.9)	(567.6)
Net Interest Income	138.9	163.5

Operating Expenses	(42.0)	(35.7)
Net Recognized Gains (Losses) and Valuation Adjustments	4.5	43.0
Provision For Income Taxes	(9.6)	(13.4)
GAAP Earnings	$91.8	$157.4

Average Diluted Shares (thousands)	26,132	25,160
GAAP Earnings per Share (diluted)	$3.51	$6.26

Regular Dividends per Share	$2.10	$2.10
Special Dividends per Share	0.00	0.00
Total Dividends per Share	$2.10	$2.10

REDWOOD TRUST, INC. (All dollars in millions, except per share data)
	30-Sep	30-June	31-Mar	31-Dec	30-Sep
CONSOLIDATED BALANCE SHEET	2006	2006	2006	2005	2005

Real Estate Loans	$9,875	$10,491	$12,045	$13,935	$16,612
Real Estate Securities	2,912	2,661	2,529	2,420	2,491
Cash and Cash Equivalents	113	106	85	176	163
Other Assets	300	272	320	246	239
Total Consolidated Assets	$13,200	$13,530	$14,979	$16,777	$19,505

Redwood Trust Debt	$510	$529	$0	$170	$162
Consolidated Asset-Back Securities Issued	11,554	11,898	13,930	15,585	18,237
Other Liabilities	93	99	82	87	90
Equity	1,043	1,004	967	935	1,016
Total Consolidated Liabilities and Equity	$13,200	$13,530	$14,979	$16,777	$19,505

Shares Outstanding at Period End (thousands)	26,053	25,668	25,382	25,133	24,764
GAAP Equity (GAAP Book Value) per Share	$40.02	$39.13	$38.11	$37.20	$41.03

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